UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: March 9, 2012

ANADARKO PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

(832) 636-1000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 9, 2012, Anadarko Petroleum Corporation (Anadarko, NYSE: APC) announced it has reached an agreement with Sonatrach to resolve the dispute regarding Sonatrach’s implementation of Algeria’s 2006 exceptional profits tax (TPE). The parties’ agreement will become effective upon approval by Algerian government authorities, estimated to occur within the next four months. Upon such approval, the existing arbitration proceeding between the parties will be dismissed.

The agreement, based on reciprocal concessions, provides for delivery to Anadarko of additional crude oil volumes in the amount of approximately $1.8 billion over a period of 12 months from the effective date. Additionally, the parties have agreed to amend the existing Production Sharing Agreement (PSA) to provide that Anadarko will receive a higher volume of profit barrels. The effect of the amendment will, using current commodity prices and discounted at 10 percent, provide Anadarko with approximately $2.6 billion of additional net present value over the remaining term of the PSA. The amendment also confirms the term for each development license granted under the PSA will be extended, in accordance with the terms of the PSA, and as a result, will now be 25 years from the original effective date.

Additional information regarding the TPE dispute is available in Anadarko’s 2011 Annual Report on Form 10-K, which can be found on Anadarko’s website at www.anadarko.com.

The press release announcing the resolution of the Algeria tax dispute has been filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Anadarko Petroleum Corporation, dated March 9, 2012, regarding the Resolution of Algeria Tax Dispute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION (Registrant)

March 9, 2012	By:	/s/ Robert K. Reeves
Robert K. Reeves
Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Anadarko Petroleum Corporation, dated March 9, 2012, regarding the Resolution of Algeria Tax Dispute.

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